Exhibit 99.1

Allstate President Joins H&R Block Board of Directors

For Immediate Release

KANSAS CITY, Mo., November 6, 2017 - H&R Block, Inc. (NYSE: HRB) today announced the election of Matthew E. Winter, President of The Allstate Corporation, to serve on its board of directors, effective on November 3rd.

“My colleagues and I are very pleased to welcome Matt to our team,” said Robert A. Gerard, Chairman of the Board. “H&R Block is a brand that is trusted by millions of Americans, and Matt’s insights into changing consumer behaviors and extensive experience in financial services will be invaluable in helping our company chart its future growth.”

Winter was named President of The Allstate Corporation in January 2015 after serving the company in various executive leadership roles since 2009.

“H&R Block is a trusted household name that plays a critical role in the financial lives of its clients,” said Winter. “I look forward to working with senior management, the chairman and my fellow directors to help this great brand realize its full potential.”

Before joining Allstate, Winter spent 15 years serving in various capacities for other large financial institutions and insurance providers. He also practiced law for several years and served for more than 12 years on active duty with the United States Army.

Winter earned his Bachelor of Science degree from the University of Michigan, his Juris Doctor from the Albany Law School of Union University, and a Master of Laws degree from the University of Virginia School of Law. He is also a graduate of Harvard Business School's Advanced Management Program.

Read his full biography here.

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About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2017, H&R Block had annual revenues of over $3 billion with 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.